HJ ASSOCIATES & CONSULTANTS, L.L.P.
CERTIFIED PUBLIC ACCOUNTANTS AND CONSULTANTS
RSM McGladrey Network
An Independently Owned Member
50 West Broadway, Suite 600 • Salt Lake City, Utah 84101
Telephone (801) 328-4408 • Fax (801) 328-4461

# CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors of
Melt, Inc. and subsidiaries
Laguna Hills, California

We hereby consent to the incorporation by reference in this Registration Statement of Melt, Inc. and subsidiaries, on Form S-8, of our audit report dated March 24, 2005, for the year ended December 31, 2005, and to all references to our firm included in this Registration Statement.

HJ Associates & Consultants LLP

HJ Associates & Consultants, LLP
Salt Lake City, Utah
December 27, 2006